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                                                                    Exhibit 99.1


                                  NEWS RELEASE



FOR IMMEDIATE RELEASE

Contacts:
K.C. Trowell                                  G. Thomas Frankland
Chairman & Chief Executive Officer            Executive Vice President and Chief
CNB, Inc.                                     Financial Officer
904 / 755-3240

                      CNB SHAREHOLDERS APPROVE NAME CHANGE

         LAKE CITY, FLORIDA (May 19, 1999) - CNB, Inc. (NASDAQ:CNBB) today announced that its shareholders had approved a proposal to change the name of the Company to CNB Florida Bancshares, Inc. The name change is expected to be effective this summer upon the completion of all required legal and regulatory filings.

         K.C. Trowell, Chairman and Chief Executive Officer, commenting on the name change of the holding company for CNB National Bank, stated "CNB Florida Bancshares, Inc. more accurately reflects the Company's business and its presence in the Florida market. Enhancing our brand identity will assist in our expansion efforts as we grow beyond our original boundaries in Jacksonville, Gainesville and potentially other markets in Florida."

         CNB, Inc., a registered bank holding company, is the parent of CNB National Bank, the largest community bank in northeast Florida. CNB National Bank commenced operations in 1986 with one Lake City location and at March 31, 1999 had eleven offices in six northeast Florida counties (Alachua, Baker, Bradford, Columbia, Suwannee and Union). During 1999, CNB National Bank is entering the Jacksonville market and also expanding in the Gainesville market.